Exhibit 10.8

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), effective as of January 1, 2010 (the “Effective Date”), is entered into by and between Maguire Properties, Inc., a Maryland corporation (the “REIT”), Maguire Properties, L.P., a Maryland limited partnership (the “Operating Partnership”), and Peggy M. Moretti (the “Executive”). This Agreement amends and restates in its entirety that certain employment letter agreement dated December 31, 2008, by and between the REIT, the Operating Partnership and the Executive (the “Original Agreement”);
WHEREAS, the parties previously entered into the Original Agreement, which set forth the terms of the Executive’s employment with the REIT and the Operating Partnership (collectively, the “Company”); and
WHEREAS, the parties now desire to amend and restate the Original Agreement on the terms and conditions set forth herein, and to supersede the Original Agreement in all respects effective as of the Effective Date.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Employment Period. Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on the Effective Date and ending on December 31, 2014 (the “Initial Termination Date”); provided, however, that this Agreement shall be automatically extended for one additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date, unless either the Executive or the Company elects not to so extend the term of the Agreement by notifying the other party, in writing, of such election not less than sixty (60) days prior to the last day of the term as then in effect.

2.Terms of Employment.

(a)Position and Duties.
(i)    During the Employment Period, the Executive shall serve as Executive Vice President, Investor and Public Relations, and Chief Administrative Officer of the REIT and the Operating Partnership and shall perform such employment duties as are usual and customary for such position. During the Employment Period, the Executive shall be a member of the Executive Committee of the Company (if such a committee exists), and the Executive shall report directly at all times to the Chief Executive Officer of the Company. The Executive shall have significant interface with the Board of Directors of the REIT (the “Board”), analysts and major stakeholders in the Company. At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other offices and capacities in addition to the foregoing consistent with the Executive’s position as Executive Vice President, Investor and Public Relations, and Chief Administrative Officer of the REIT and the Operating Partnership. In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) of this Agreement. In addition, in the event the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b) of this Agreement, shall not be diminished or reduced in any manner as a result of such termination for so long as the Executive otherwise remains employed under the terms of this Agreement.
(ii)    During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially full-time attention and time during normal business hours to the business and affairs of the Company. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions or (C) manage her personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company; provided that no such activity that violates any written non-competition agreement between the parties shall be permitted.
(iii)    During the Employment Period, the Executive shall perform the services required by this Agreement at the Company’s principal offices located in downtown Los Angeles (the “Principal Location”), except for travel to other locations as may be necessary to fulfill the Executive’s duties and responsibilities hereunder.

(b)Compensation, Benefits, Etc.
(i)    Base Salary. During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of $325,000 per annum, as the same may be increased thereafter pursuant to the Company’s normal practices for its executives. The Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Base Salary shall be reviewed at least annually for possible increase in the Company’s discretion. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Base Salary shall not be reduced after any such increase and the term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so increased.
(ii)    Annual Bonus. In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period, an annual cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or plans applicable to senior executives. The Executive’s target Annual Bonus shall be 75% of her Base Salary actually paid for such year and her maximum Annual Bonus shall be 150% of her Base Salary actually paid for such year, but the actual Annual Bonus shall be determined by the Compensation Committee of the Board in accordance with the terms and conditions applicable to similarly situated executives of the Company under such bonus plan(s).

(iii)    Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all other incentive plans, practices, policies and programs, and all savings and retirement plans, practices, policies and programs, in each case that are applicable generally to senior executives of the Company.

(iv)    Welfare Benefit Plans. During the Employment Period, the Executive and the Executive’s eligible family members shall be eligible to participate in the welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company for its senior executives.
(v)     Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company applicable to senior executives of the Company.
(vi)    Fringe Benefits. During the Employment Period, the Executive shall be entitled to such fringe benefits and perquisites as are provided by the Company to its senior executives from time to time, in accordance with the policies, practices and procedures of the Company.
(vii)    Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to its senior executives.
(viii)    Compensation Gross-Up. The amount of compensation payable to the Executive pursuant to this Section 2(b) shall be “grossed up” as necessary (on an after-tax basis) to compensate for any additional social security withholding taxes due as a result of the Executive’s shared employment by the Operating Partnership, the REIT and, if applicable, any subsidiary and/or affiliate thereof. If any amounts become payable to the Executive pursuant to this Section 2(b)(viii), then such amounts shall be paid to the Executive promptly following the remittance of such taxes to the appropriate taxing authority, but in no event later than the end of the calendar year following that in which any such remittance is made.
3.Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death or Disability during the Employment Period. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 90 consecutive days or for a total of 180 days in any 12-month period, in either case as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b)Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events unless the Executive fully corrects the circumstances constituting Cause within a reasonable period of time after receipt of the Notice of Termination (as defined below):

(i)    the Executive’s willful and continued failure to substantially perform her duties with the Company, after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed her duties;

(ii)    the Executive’s willful commission of an act of fraud or dishonesty resulting in economic or financial injury to the Company;

(iii)    the Executive’s conviction of, or entry by the Executive of a guilty or no contest plea to, the commission of a felony or a crime involving moral turpitude;

(iv)    a willful breach by the Executive of her fiduciary duty to the Company which results in economic or other injury to the Company; or

(v)    the Executive’s willful and material breach of the Executive’s covenants set forth in Sections 7(a) or 7(b) hereof.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of any of the conduct described in Section 3(b) hereof, and specifying the particulars thereof in detail; provided, that if the Executive is a member of the Board, the Executive shall not vote on such resolution nor shall the Executive be counted in determining the “entire membership” of the Board.
(c)Notice of Termination. Any termination by the Company for Cause shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 10(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

4.Obligations of the Company upon Termination.

(a)Without Cause. Subject to Section 4(d) below, if during the Employment Period the Executive incurs a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) during the Employment Period by reason of a termination of the Executive’s employment without Cause:
(i)The Executive shall be paid, in a single lump sum payment on the date of the Executive’s termination of employment, the aggregate amount of the Executive’s earned but unpaid Base Salary and accrued but unpaid vacation pay through the date of such termination (the “Accrued Obligations”). In addition, the Executive shall be paid, in a single lump sum payment within 60 days after the date of the Executive’s Separation from Service (such date, the “Date of Termination”) (with the exact payment date to be determined by the Company in its discretion), the aggregate amount of (A) any Annual Bonus required to be paid to the Executive pursuant to Section 2(b)(ii) above for any fiscal year of the Company that ends on or before the Date of Termination to the extent not previously paid (the “Unpaid Bonus”), and (B) one (1.0) (the “Severance Multiple”) times the sum of (x) the Base Salary in effect on the Date of Termination plus (y) the Executive’s target Annual Bonus in effect on the Date of Termination (the “Severance Amount”);

(ii)The Executive shall be paid, in a single lump sum payment within 60 days after the Date of Termination (with the exact payment date to be determined by the Company in its discretion), a pro rata portion of the Annual Bonus for the partial fiscal year in which the Date of Termination occurs, equal to the Annual Bonus earned by the Executive for the most recent completed fiscal year preceding the Date of Termination (pro rated based on the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination) (a “Pro-Rated Annual Bonus”);

(iii)During the period commencing on the Date of Termination and ending on the earlier of (i) the eighteen month anniversary of the Date of Termination and (ii) the expiration of the Executive’s eligibility for benefits under Section 4980B of the Code and the regulations thereunder (“COBRA”), the Company shall continue to provide the Executive and the Executive’s eligible family members with group health insurance coverage at least equal to that which would have been provided to them if the Executive’s employment had not been terminated; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, the Company’s obligations under this Section 4(a)(iii) shall be reduced to the extent comparable coverage is actually provided to the Executive and the Executive’s eligible family members, and any such coverage shall be reported by the Executive to the Company; and

(iv)For a period of not more than one year following the Date of Termination, the Company shall, at its sole expense and on an as-incurred basis, provide the Executive with reasonable outplacement services directly related to the Executive’s Separation from Service which shall be consistent with industry practice for similarly situated executives.

Notwithstanding the foregoing, in no event shall payment of the amounts provided for above be required to be made unless the Executive executes and delivers to the Company a release of claims in substantially the form attached hereto as Exhibit A (the “Release”) within twenty-one (21) days (or, to the extent required by applicable law, forty-five (45) days) following the Date of Termination, and the Executive does not revoke such release within seven (7) days thereafter.

(b)For Cause. If the Executive’s employment shall be terminated by the Company for Cause during the Employment Period, the Company shall have no further obligations to the Executive under this Agreement other than pursuant to Sections 5, 6 and 10(b) hereof, and the obligation to pay to the Executive the Accrued Obligations in cash within 30 days after the date of the Executive’s termination. For the avoidance of doubt, neither (i) the obligations of the Company under the Company’s Indemnification Agreement with Executive, nor (ii) any obligation of the Company to pay or provide accrued or vested benefits to which the Executive may be entitled under the Company’s 401(k), savings and retirement plans and welfare benefit plans as in effect from time to time, shall be deemed “obligations to the Executive under this Agreement” for purposes of this Section 4(b).

(c)Death or Disability. Subject to Section 4(d) below, if the Executive incurs a Separation from Service by reason of the Executive’s death or Disability during the Employment Period:

(i)The Accrued Obligations shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, in cash within 30 days after the date of the Executive’s termination (with the exact payment date to be determined by the Company in its discretion);

(ii)100% of the Executive’s annual Base Salary, as in effect on the Date of Termination, shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, in cash within 30 days following the Date of Termination (with the exact payment date to be determined by the Company in its discretion);

(iii)During the period commencing on the Date of Termination and ending on the earlier of (a) the twelve month anniversary of the Date of Termination and (b) the expiration of the Executive’s eligibility for benefits under COBRA, the Executive and the Executive’s eligible family members shall continue to be provided with group health insurance coverage at least equal to that which would have been provided to them if the Executive’s employment had not been terminated; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, the Company’s obligations under this Section 4(c)(iii) shall be reduced to the extent comparable coverage is actually provided to the Executive and the Executive’s eligible family members, and any such coverage shall be reported by the Executive to the Company.

(d)Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Sections 4 or 5 hereof, shall be paid to the Executive during the 6-month period following the Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

5.Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

6.Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as expressly provided, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 30 days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, all reasonable legal fees and expenses which the Executive or her beneficiaries may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive or her beneficiaries about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. The preceding sentence shall not apply with respect to any such contest if the court having jurisdiction over such contest determines that the Executive’s claim in such contest is frivolous or maintained in bad faith.

7.Confidential Information and Non-Solicitation.

(a)The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the REIT, the Operating Partnership, Maguire Services, Inc., a Maryland corporation, and their respective subsidiaries and affiliates (collectively, the “Maguire Group”), and each of their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it; provided, that if the Executive receives actual notice that the Executive is or may be required by law or legal process to communicate or divulge any such information, knowledge or data, the Executive shall promptly so notify the Company.
(b)While employed by the Company, and for two years after the Date of Termination, the Executive shall not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with any member of the Maguire Group to terminate their employment, agency, or other relationship with the Maguire Group or such member or to render services for or transfer their business from the Maguire Group or such member and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(c)In no event shall an asserted violation of the provisions of this Section 7 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. However, in recognition of the facts that irreparable injury will result to the Company in the event of a breach by the Executive of her obligations under Sections 7(a) and (b) of this Agreement, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, the Executive acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Executive.

8.Successors.

(a)This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9.Payment of Financial Obligations. The payment or provision to the Executive by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement shall be allocated to the Operating Partnership, the REIT and, if applicable, any subsidiary and/or affiliate thereof in accordance with the Employee Sharing and Expense Allocation Agreement, by and between the REIT, the Operating Partnership, and Maguire Services, Inc., as in effect from time to time.

10.Miscellaneous.

(a)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
(b)Arbitration. Except as set forth in Section 7(c) above, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in Los Angeles, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, the Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event the Executive and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither the Executive nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof.

(c)Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive’s most recent address on the records of the Company,
If to the REIT or the Operating Partnership:
Maguire Properties, Inc.
355 South Grand Avenue, Ste. 3300
Los Angeles, CA 90071

Attn: General Counsel
with a copy to:
Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, CA 90071
Attn: Julian Kleindorfer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(d)Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(e) Section 409A of the Code.

(i)To the extent applicable, this Agreement shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A of the Code and related Department of Treasury guidance, the Company may in its sole discretion adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 10(e)(i) does not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action.

(ii)To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code and Section 9(c) hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.

(iii)To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to the Executive reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

(f)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(g)Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(h)No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(i)Entire Agreement. As of the Effective Date, this Agreement constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, between the parties concerning the subject matter hereof (including, without limitation, the Original Agreement).

(j)Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(k)Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, each of the REIT and the Operating Partnership has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

MAGUIRE PROPERTIES, INC.,
a Maryland corporation

By: /s/ JONATHAN L. ABRAMS
Name: Jonathan L. Abrams
Title: SVP & General Counsel

MAGUIRE PROPERTIES, L.P.,
a Maryland limited partnership

By: Maguire Properties, Inc.
Its: General Partner

By: /s/ JONATHAN L. ABRAMS
Name: Jonathan L. Abrams
Title: SVP & General Counsel

EXECUTIVE

By: /s/ PEGGY M. MORETTI
Peggy M. Moretti